Exhibit 99.1

Fidelity National Financial, Inc. Announces Agreement to Acquire O’Charley’s

for $9.85 per Share in Cash

Jacksonville, Fla. — (February 6, 2012) — Fidelity National Financial, Inc. (NYSE:FNF), a leading provider of title insurance, mortgage services and diversified services, today announced the signing of a definitive agreement to acquire all of the outstanding common stock of O’Charley’s Inc. (NASDAQ:CHUX) that it does not currently own for $9.85 per share in cash. FNF currently owns 2,079,542, or 9.5%, of the outstanding shares of common stock of O’Charley’s, which operates more than 340 full-service restaurants under the O’Charley’s, Ninety Nine and Stoney River concepts.

Under the terms of the definitive agreement, FNF intends to commence a tender offer for all of the outstanding shares of common stock of O’Charley’s that it does not currently own on or about February 24, 2012. The initial tender is expected to expire on April 2, 2012, and to close shortly thereafter, assuming that shares that, combined with FNF’s existing 9.5% ownership stake, represent more than a majority of the outstanding shares of O’Charley’s are properly tendered and not withdrawn. Closing of the tender is also contingent on customary closing conditions, including the expiration of the HSR waiting period. The back-end, cash-out merger under Tennessee law is expected to take place no earlier than May 2, 2012, and is also subject to customary closing conditions, including the successful completion of the tender offer.

“We have been seeking an investment in a larger, scalable, strategic restaurant operating company to complement our successful investment in American Blue Ribbons Holdings, LLC (“ABRH”),” said FNF Chairman William P. Foley, II. “With more than 340 restaurants and over $800 million in revenue, O’Charley’s is an attractive company with three proven restaurant concepts in O’Charley’s, Ninety Nine and Stoney River. There is a real opportunity to continue to improve the operating performance at O’Charley’s and to build on their current momentum. We look forward to having the ABRH and O’Charley’s teams working toward that end. ABRH operates more than 220 company-owned restaurants, nearly 140 franchised restaurants and generates approximately $455 million in annual revenue. We look forward to the successful completion of the tender offer and to welcoming all of the O’Charley’s concepts and employees to the FNF restaurant family.”

About FNF

Fidelity National Financial, Inc. (NYSE:FNF), is a leading provider of title insurance, mortgage services and diversified services. FNF is the nation’s largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title and Alamo Title - that collectively issue more title insurance policies than any other title company in the United States. In addition, among other operations, FNF owns minority interests in Ceridian Corporation, a leading provider of global human capital management and payment solutions, Remy International, Inc., a leading designer, manufacturer, remanufacturer, marketer and distributor of aftermarket and original equipment electrical components for automobiles, light trucks, heavy-duty trucks and other vehicles and American Blue Ribbon Holdings, LLC, an owner and operator of the Village Inn, Bakers Square and Max & Erma’s restaurants. More information about FNF can be found at www.fnf.com.

Important Information about the Tender Offer

THE TENDER OFFER FOR THE OUTSTANDING COMMON STOCK OF O’CHARLEY’S REFERRED TO IN THIS PRESS RELEASE HAS NOT YET COMMENCED.

Full details of the tender offer will be included in FNF’s formal offer to purchase and related materials which will be publicly filed with the Securities and Exchange Commission on Schedule TO and subsequently mailed to O’Charley’s shareholders. The tender offer will be subject to customary conditions, including, among other things, there being validly tendered and not withdrawn, prior to the expiration of the offer, that number of shares of common stock of O’Charley’s, that, together with FNF’s existing 9.5% ownership stake, would represent at least a majority of the total number of then-outstanding shares calculated on a fully diluted basis.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO BUY COMMON STOCK OF O’CHARLEY’S IS ONLY BEING MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT FNF AND ITS AFFILIATES INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. AT THE TIME THE OFFER IS COMMENCED, FNF AND ITS AFFILIATES WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THEREAFTER O’CHARLEY’S WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE OFFER. SHAREHOLDERS OF O’CHARLEY’S SHOULD READ AND CONSIDER THESE MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. SHAREHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV FROM FNF OR O’CHARLEY’S WHEN THEY BECOME AVAILABLE.

Forward Looking Statements

This press release contains forward-looking statements relating to the potential acquisition of O’Charley’s, Inc. by Fidelity National Financial, Inc. and its affiliates, including the expected date of closing of the acquisition and the potential benefits of the transaction. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The actual results of the transaction could vary materially as a result of a number of factors, including: uncertainties as to how many of shareholders of O’Charley’s will tender their stock in the offer, the possibility that competing offers will be made and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially include those other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of FNF’s Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements reflect FNF’s expectations as of the date of this press release. FNF undertakes no obligation to update the information provided herein.

SOURCE: Fidelity National Financial, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President and Treasurer, 904-854-8120,

dkmurphy@fnf.com